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Sharps Compliance Corp. www.sharpsinc.com (800) 772-5657	Contact: David Tusa Chief Financial Officer dtusa@sharpsinc.com

EXHIBIT 99.1

SHARPS COMPLIANCE CORP. ANNOUNCES THIRD QUARTER
RESULTS FOR FISCAL YEAR 2003

HOUSTON, Texas, (May 13, 2003,)—Sharps Compliance Corp. and subsidiaries (OTC BB: SCOM) ("Sharps"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced, operating results for the third quarter of fiscal year 2003.

For the three months ended March 31, 2003, revenues increased 13% to $1.8 million versus $1.6 million for the three months ended March 31, 2002.    For the nine months ended March 31, 2003, revenues increased 36% to $6.2 million versus $4.6 million for the nine months ended March 31, 2002.

For the nine months ended March 31, 2003, the Company generated an operating loss of $1.2 million versus an operating loss of $0.7 million for the corresponding period of the prior year.

Regarding the results, Dr. Burt Kunik, Chief Executive Officer of Sharps Compliance Corp. stated, "The 36% increase in our year-to-date revenue was driven not only by increased sales in our core home healthcare market but also by the entry of the Sharps Mailback products into the retail market. Our business plan contemplates a growing contribution of our revenues generated from the retail and consumer markets."

Kunik added, "We are disappointed by the third quarter operating loss and have recently implemented an aggressive cost reduction program designed to reduce expenses and improve operating margins without adversely affecting our ability to execute the Company's growth plan and serve our customer base. We began realizing the benefits from the cost reduction program in March 2003."

In closing Kunik noted, "We continue to see significant growth opportunities in new and existing markets. I believe we have the infrastructure in place to capitalize on these existing opportunities and move the Company to the next level."

Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk, and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes, and other sharps in the community setting. Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.

Any forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, new products and technological changes, dependence upon third-party vendors, customer relations, government supervision and regulation, changes in industry practices, changes in third-party expense reimbursement procedures, and other risks detailed in the Company's periodic filings with the Securities and Exchange Commission.

(Financial Highlights Follow)

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
		(Restated)		(Restated)
REVENUES:
Distribution, net	$1,761,374	$1,538,741	$5,790,138	$4,235,487
Environmental	48,830	73,558	365,917	333,927
Consulting services	27,592	8,495	70,418	16,032

Total revenues	1,837,796	1,620,794	6,226,473	4,585,446
COSTS AND EXPENSES:
Cost of revenues	1,438,175	1,004,474	4,418,116	3,127,602
Selling, general and administrative	1,065,503	654,627	2,865,460	2,072,299
Depreciation and amortization	39,927	21,597	107,773	86,881

Operating loss	(705,809)	(59,904)	(1,164,876)	(701,336)
INTEREST (EXPENSE) INCOME, net	(577)	8,038	13,268	31,358

Net loss	($706,386)	($51,866)	($1,151,608)	($669,978)

BASIC AND DILUTED NET LOSS PER SHARE	($0.07)	($0.01)	($0.12)	($0.07)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	9,874,060	9,820,899	9,852,802	9,391,376

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2003	June 30, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$340,110	$999,640
Restricted cash	48,318	10,010
Accounts receivable, net	860,979	784,466
Inventory	332,131	331,463
Prepaid and other assets	147,206	219,406

Total current assets	1,728,744	2,344,985
Property and equipment, net	466,708	269,990
Intangible assets, net	5,062	20,246
Note receivable from stockholder	—	320,000
Other assets	11,694	37,294

Total assets	$2,212,208	$2,992,515

Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$501,422	$636,124
Accrued liabilities	433,216	290,440
Deferred revenue — pump return	500,803	323,088
Current portion of deferred revenue — incineration	110,220	114,212
Current portion of deferred revenue — transportation	461,506	419,370
Notes payable and current portion of long-term debt	127,605	114,429

Total current liabilities	2,134,772	1,897,663
Long-term deferred revenue — incineration, net of current portion	51,868	53,745
Long-term deferred revenue — transportation, net of current portion	217,179	197,351
Long-term debt, net of current portion	98,467	24,227

Total liabilities	2,502,286	2,172,986
Stockholders' (deficit) equity:
Total stockholders' (deficit) equity	(290,078)	819,529

Total liabilities and stockholders' (deficit) equity	$2,212,208	$2,992,515

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SHARPS COMPLIANCE CORP. ANNOUNCES THIRD QUARTER RESULTS FOR FISCAL YEAR 2003
SHARPS COMPLIANCE CORP. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SHARPS COMPLIANCE CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS